Exhibit 99.2

Christopher J. Henderson

From:	Keet Lewis ####@####.com

Sent:	Wednesday, September 11, 2019 12:37 PM

To:	Edward G. Atsinger III; Stuart Epperson

Cc:	Christopher J. Henderson; Keet Lewis

Subject:	Resignation Effective at the close of the meeting today Sept 11, 2019

Edward Atsinger and Stuart Epperson

It has been a great privilege and honor to serve Salem Media Group as an outside board member.

I realize that due to financial issues at Salem many cuts are necessary and I agree that reducing the board size is a wise thing to do.

If I can be of any help in the future just reach out to me.

I will stay in touch and reach out to you when I am in the area for my other business and ministry activities.

J Keet Lewis

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